Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

MOUNT AIRY, N.C., July 20, 2017 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended July 1, 2017.

Third Quarter 2017 Results

Net earnings for the third quarter of fiscal 2017 decreased to $6.9 million, or $0.36 per share, from $13.5 million, or $0.71 per diluted share, in the same period a year ago. Insteel’s results were unfavorably impacted by lower shipment and production volumes together with narrower spreads between selling prices and raw material costs relative to the prior year quarter.

Net sales decreased 16.2% to $96.9 million from $115.6 million in the prior year quarter, reflecting a 20.8% decrease in shipments and a 5.9% increase in average selling prices. Shipments decreased 7.5% sequentially from the second quarter of fiscal 2017 while average selling prices increased 3.5%. Shipments for the quarter were adversely affected by the excessive rainfall in many regions of the country, a reduction in new project activity and competitive pricing pressures. Gross margin narrowed 660 basis points to 17.2% from 23.8% due to the reductions in shipments and spreads, and higher manufacturing costs on the lower production volume.

Cash flow from operations decreased to $4.5 million from $21.9 million in the prior year quarter primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $5.8 million of cash while providing $6.3 million in the prior year quarter.

Nine Month 2017 Results

Net earnings for the first nine months of fiscal 2017 decreased to $18.7 million, or $0.98 per diluted share, from $27.4 million, or $1.44 per diluted share in the same period a year ago. Net sales decreased 7.4% to $292.0 million from $315.4 million in the prior year period, reflecting a 7.8% decrease in shipments and a 0.4% increase in average selling prices. Gross margin narrowed 340 basis points to 16.4% from 19.8% due to lower spreads and shipments, and higher manufacturing costs on lower production volume.

Cash flow from operations decreased to $21.6 million from $45.7 million in the prior year period primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $7.1 million of cash while providing $7.4 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2017 increased to $16.9 million from $9.1 million in the prior year period. Capital outlays for fiscal 2017 are expected to total up to $25.0 million largely related to the expansion of the Houston, Texas prestressed concrete strand (“PC strand”) facility, additional investments in engineered structural mesh (“ESM”) manufacturing capabilities and further upgrades of production technology and information systems.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

During the first nine months of fiscal 2017, Insteel returned $25.4 million of capital to shareholders through the payment of a special cash dividend of $1.25 per share and three regular quarterly cash dividends of $0.03 per share. Insteel ended the quarter debt-free with $37.8 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into the fourth fiscal quarter, the leading indicators for nonresidential construction remain positive and our customers are optimistic that business conditions will improve over the remainder of the year,” commented H.O. Woltz III, Insteel’s president and CEO. “We believe the recent increases in infrastructure funding that have been authorized at the state and local level will begin to favorably impact demand for our products later in the year. We also expect improved manufacturing costs driven by higher operating volumes together with our process improvement initiatives and the recent upgrading and expansion of our Houston PC strand facility.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2016.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2016 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Net sales	$96,938	$115,629	$291,985	$315,434
Cost of sales	80,262	88,082	244,005	252,849
Gross profit	16,676	27,547	47,980	62,585
Selling, general and administrative expense	6,216	6,849	19,535	20,820
Restructuring charges, net	60	58	133	83
Other expense, net	50	223	50	138
Interest expense	34	40	103	121
Interest income	(75)	(53)	(175)	(103)
Earnings before income taxes	10,391	20,430	28,334	41,526
Income taxes	3,522	6,899	9,585	14,135
Net earnings	$6,869	$13,531	$18,749	$27,391

Net earnings per share:
Basic	$0.36	$0.72	$0.99	$1.47
Diluted	0.36	0.71	0.98	1.44

Weighted average shares outstanding:
Basic	19,025	18,867	19,003	18,690
Diluted	19,225	19,135	19,219	19,011

Cash dividends declared per share	$0.03	$0.03	$1.34	$1.09

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	July 1,	April 1,	October 1,	July 2,
	2017	2017	2016	2016
Assets
Current assets:
Cash and cash equivalents	$37,848	$40,185	$58,873	$53,838
Accounts receivable, net	42,307	49,577	47,389	49,426
Inventories	83,682	59,230	71,186	63,914
Other current assets	5,182	3,264	3,039	2,208
Total current assets	169,019	152,256	180,487	169,386
Property, plant and equipment, net	99,383	94,805	88,193	85,779
Intangibles, net	8,195	8,484	9,063	9,352
Goodwill	6,965	6,965	6,965	6,965
Other assets	8,934	8,712	8,184	7,935
Total assets	$292,496	$271,222	$292,892	$279,417

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$48,079	$35,605	$42,759	$39,738
Accrued expenses	7,606	7,222	11,024	13,376
Total current liabilities	55,685	42,827	53,783	53,114
Other liabilities	17,644	15,736	14,543	13,212
Shareholders' equity:
Common stock	19,025	19,025	18,976	18,904
Additional paid-in capital	69,060	68,850	67,817	66,303
Retained earnings	132,623	126,325	139,314	130,030
Accumulated other comprehensive loss	(1,541)	(1,541)	(1,541)	(2,146)
Total shareholders' equity	219,167	212,659	224,566	213,091
Total liabilities and shareholders' equity	$292,496	$271,222	$292,892	$279,417

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net earnings	$6,869	$13,531	$18,749	$27,391
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,847	2,909	8,576	8,529
Amortization of capitalized financing costs	16	16	48	48
Stock-based compensation expense	210	245	1,343	1,521
Deferred income taxes	1,795	(274)	2,705	597
Asset impairment charges	-	-	-	20
Excess tax benefits from stock-based compensation	-	(420)	(488)	(1,244)
Loss on sale and disposition of property, plant and equipment	3	223	49	15
Increase in cash surrender value of life insurance policies over premiums paid	(208)	(172)	(568)	(268)
Net changes in assets and liabilities:
Accounts receivable, net	7,270	(848)	5,082	(2,644)
Inventories	(24,452)	(7,340)	(12,496)	2,095
Accounts payable and accrued expenses	11,422	14,484	290	7,981
Other changes	(1,309)	(448)	(1,739)	1,613
Total adjustments	(2,406)	8,375	2,802	18,263
Net cash provided by operating activities	4,463	21,906	21,551	45,654

Cash Flows From Investing Activities:
Capital expenditures	(6,199)	(4,743)	(16,855)	(9,077)
Proceeds from surrender of life insurance policies	23	94	100	134
Increase in cash surrender value of life insurance policies	(53)	(60)	(330)	(324)
Proceeds from sale of assets held for sale	-	-	-	180
Proceeds from sale of property, plant and equipment	-	-	-	60
Net cash used for investing activities	(6,229)	(4,709)	(17,085)	(9,027)

Cash Flows From Financing Activities:
Proceeds from long-term debt	146	101	322	273
Principal payments on long-term debt	(146)	(101)	(322)	(273)
Cash dividends paid	(571)	(567)	(25,440)	(20,289)
Cash received from exercise of stock options	-	1,060	107	4,312
Excess tax benefits from stock-based compensation	-	420	488	1,244
Payment of employee tax withholdings related to net share transactions	-	(674)	(646)	(1,303)
Financing costs	-	-	-	(11)
Net cash provided by (used for) financing activities	(571)	239	(25,491)	(16,047)

Net increase (decrease) in cash and cash equivalents	(2,337)	17,436	(21,025)	20,580
Cash and cash equivalents at beginning of period	40,185	36,402	58,873	33,258
Cash and cash equivalents at end of period	$37,848	$53,838	$37,848	$53,838

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$2,636	$3,633	$6,796	$12,166
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	2,092	460	2,092	460
Restricted stock units and stock options surrendered for withholding taxes payable	-	674	646	1,303

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